                              INVESTOR RIGHTS AGREEMENT

     THIS INVESTOR RIGHTS AGREEMENT (this "AGREEMENT") is entered into as of November 17, 1998 is entered into by and among Consumer Portfolio Services, Inc., a California corporation (the "COMPANY"), Charles E. Bradley, Sr., an individual ("C. E. BRADLEY, SR."), Charles E. Bradley, Jr., an individual ("C.E. BRADLEY, JR." and, together with C.E. Bradley, Sr., the "Bradleys"), Jeffrey P. Fritz, an individual ("MR. FRITZ" and, together with the Bradleys, the "SENIOR OFFICERS"), and Levine Leichtman Capital Partners II, L.P., a California limited partnership ("LLCP").

                                      RECITALS

     A. Pursuant to that certain Bridge Loan Agreement dated as of November 2, 1998 between LLCP and the Company, the Company issued to LLCP a warrant to purchase 345,000 shares of Common Stock for a purchase price of $3.00 per share (the "BRIDGE WARRANT").

     B. LLCP and the Company are parties to that certain Securities Purchase Agreement of even date herewith (the "PURCHASE AGREEMENT") pursuant to which the Company has agreed to issue to LLCP, and LLCP has agreed to purchase from the Company, (i) a promissory note in the principal amount of $25,000,000 (the "NOTE") and (ii) a warrant to purchase 3,105,000 shares of Common Stock for a purchase price of $3.00 per share. (Pursuant to the terms of the Purchase Agreement, in lieu of issuing a warrant evidencing such right to purchase 3,105,000 shares of Common Stock, the Company will issue, against delivery of the Bridge Warrant for cancellation, a single warrant to purchase 3,450,000 shares of Common Stock (the "WARRANT") to evidence both the right to purchase 345,000 shares of Common Stock originally evidenced by the Bridge Warrant and such right to purchase 3,105,000 shares of Common Stock.) The shares of Common Stock issued or issuable upon exercise of the Warrant are referred to herein as the "Warrant Shares" and the holder of the Warrant or any portion thereof shall be deemed to be the holder of the Warrant Shares issuable upon the exercise thereof.) Capitalized terms not defined herein shall have the meanings given to such terms in the Purchase Agreement.

     C. The execution of this Agreement by the Company and the Senior Officers is a condition precedent to the obligation of LLCP to consummate the transactions contemplated by the Purchase Agreement.

     D. In consideration of the substantial direct and indirect benefits which the Company and the Senior Officers will realize from the consummation of the transactions contemplated by the Purchase Agreement, the Company and the Senior Officers desire to enter into this Agreement and to be bound by the terms and conditions hereof.

                                      AGREEMENT

     In consideration of the mutual covenants and agreements set forth herein, and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.   MANAGEMENT RIGHTS.

     1.1 ELECTION TO BOARD. The Company has taken all action required to cause Arthur E. Levine, as a representative of LLCP, to be elected to the Board of Directors (the "BOARD") of the Company effective as of the close of business on the date hereof. At each future election of members to the Board, the Company shall nominate a person designated by LLCP (an "LLCP REPRESENTATIVE") for election as a Director at each annual meeting of shareholders and shall otherwise use its best efforts to cause an LLCP Representative to be elected to and remain as a member of the Board. In furtherance of the foregoing, each of C.E. Bradley, Sr. and C.E. Bradley, Jr. shall vote all shares of Common Stock as to which he has the right to vote and shall, to the extent he has the power to do so, cause each of his respective affiliates to vote, all shares of Common Stock as to which such affiliate has the right to vote, for the election of the LLCP Representative at each election of Directors; provided, however, that it shall not constitute a violation of this covenant to the extent that a pledgee of any such shares of Common Stock acquires the right to vote such shares pursuant to the terms of any pledge agreement under which such shares have been pledged by C.E. Bradley, Sr., C.E. Bradley, Jr. or any of their respective affiliates, as the case may be. In the event of the death or resignation of the LLCP Representative at any time, or in the event the LLCP Representative shall not be elected to the Board at any election of directors for any reason, the Company shall, upon request of LLCP, promptly (and in any event within five (5) days of such request), take such steps as may be necessary, including increasing the size of the Board and filling the resulting vacancy with an LLCP Representative, as may be necessary to cause an LLCP Representative to become a member of the Board. To the extent that the Board delegates any of its duties to an executive committee or other similar committee, the LLCP Representative shall, upon request, be elected to such committee. The agreement to vote provided in this Section 1.1 is intended to constitute an enforceable voting agreement within the scope of Section 706 of the General Corporation Law of the State of California.

     1.2 OBSERVATION RIGHTS. If at any time, no LLCP Representative is serving on the Board for any reason, LLCP shall receive notice of and be entitled to have one (1) representative and one advisor to such representative (or, at LLCP's election, two (2) representatives) attend as observers at all meetings of the Board and of all committees thereof and at all meetings of the shareholders of the Company. Notice of such meetings shall be given to LLCP in the same manner and at the same time as to the members of the Board or such committees (which shall not be less than 48 hours prior to such meeting unless otherwise agreed to by LLCP) and at the same time as to the shareholders of the Company, as the case may be. LLCP shall be provided with copies of (i) a meeting agenda, if any is prepared, (ii) all information which is provided to the members of the Board or such committees or to the shareholders of the Company (whether prior to, at, or subsequent to any such meetings), as the case may be, at the same time as such materials are provided to the members of the Board or such committee or to the shareholders of the Company, as the case may be, and
(iii) copies of the minutes of all meetings of the Board and such committees and of all meetings of shareholders concurrently with the distribution of such minutes to one or more members of the Board or such committees or shareholders, as the case may be, but in no event later than forty-five (45) days after each such meeting.

     1.3 OPERATING COMMITTEE. The Company shall establish an operating committee (the "OPERATING COMMITTEE") to, among other things, (i) review the annual operating and capital budget of the Company and its subsidiaries; (ii) compare budgeted versus actual performance; (iii) analyze working capital management; and (iv) review the cash flow performance of the Company and its subsidiaries. The Operating Committee shall also consider such additional financial matters as the Operating Committee shall deem advisable. The Operating Committee shall not constitute a committee designated by the Board pursuant to the Company's Bylaws or Section 311 of the California Corporations Code, and shall not have any authority to act in the name of or on behalf of the Company or any subsidiary, but the Operating Committee shall have the right to make suggestions and to recommend actions to the Board or to the Board of Directors of any subsidiary of the Company or to any committee of any such Board of Directors, either in writing or by attending, through a representative, a meeting of such Board of Directors or such committee. The Operating Committee shall at all times be comprised of at least two (2) members of senior management of the Company, who initially shall be C.E. Bradley, Jr. and Mr. Fritz, and two
(2) members designated by LLCP. The financial officers of the Company and other members of senior management shall be available at each meeting of the Operating Committee to review financial information and discuss other matters. Regular meetings of the Operating Committee shall take place on or about the fourth Wednesday of each month (or the next succeeding Business Day, if the fourth Wednesday is not a Business Day). The foregoing notwithstanding, the first meeting of the Operating Committee shall be held on Monday, December 14, 1998. Meetings may be conducted by telephone so long as each of the persons attending can hear each of the other persons attending the meeting. The Company's financial officers shall prepare a financial package for delivery to all Operating Committee members at least forty-eight (48) hours prior to each regularly scheduled monthly meeting. The financial package shall include, among other things, (i) a consolidated and consolidating balance sheet, statement of operations and statement of cash flows for the Company and its consolidated subsidiaries for the most recent one-month period and for the year-to-date period, (ii) a comparison of the actual results of operations for such periods to the same periods in the prior year and to the budget and forecast, (iii) an explanation of any variances in such actual results of operations from such budget and forecast, and (iv) such other information as any member of the Operating Committee may from time to time request.

     1.4 COMPENSATION. For services rendered under this Section 1, the Company shall pay to LLCP an annual consulting fee of $275,000, payable in monthly installments of $22,917 each, which shall be paid in advance by wire transfer to: Bank of America, Century City, Private Banking, 2049 Century Park East, Los Angeles, California 90067, ABA No. Bank of America, Century City,

Private Banking, 2049 Century Park East, Los Angeles, California 90067, ABA No. 121000358, Account No. 11546-03239, Attention: Cheryl Stewart (or such other account as LLCP shall designate in writing) on the first business day of each month, commencing December 1, 1998, with the final payment hereunder to be made on November 1, 1999. In no event shall LLCP be obligated to refund any portion of the consulting fee paid to it for any reason.

     1.5 TERMINATION OF RIGHTS UNDER SECTION 1.1, 1.2 AND 1.3. LLCP's rights under Sections 1.1, 1.2 and 1.3 shall continue so long as either of the following two conditions is satisfied: (i) LLCP continues to hold, directly or indirectly, at least $2,500,000 in principal amount of the Note; or (ii) LLCP continues to hold (or is deemed to hold), directly or indirectly, at least 345,000 Warrant Shares. LLCP's rights under Sections 1.1, 1.2 and 1.3 shall terminate when neither of the foregoing two conditions is satisfied; provided, however, that even if neither of such conditions is satisfied, LLCP's rights under Sections 1.1, 1.2 and 1.3 shall continue to the extent LLCP holds any portion of the Note or any Warrant Shares if LLCP informs the Company in writing that it believes in good faith that it is required to retain such rights to qualify as a "venture capital operating company" for purposes of complying with the requirements of the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

     1.6 INDEMNIFICATION AND INSURANCE. The Company shall, to the maximum extent permitted by law, indemnify and hold the LLCP Representative, each LLCP representative on the Operating Committee, LLCP and LLCP's employees, general and limited partners, principals, agents, attorneys, accountants, representatives and affiliates (collectively, the "LLCP PARTIES") harmless from all costs, expenses, liabilities, claims, damages and losses, including without limitation, attorneys' fees and the cost of any investigation and preparation incurred in connection therewith (collectively, "LIABILITIES AND COSTS") arising out of or in any way related to the fact that any LLCP Party is or was a director or other agent of the Company or any subsidiary of the Company, served on the Operating Committee or, while a director or other agent, is or was serving at the request of the Company as a director, officer, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise. Upon request by any LLCP Party, the Company shall advance (within 10 business days of such request) any and all expenses, including without limitation, any and all attorneys' fees and the cost of any investigation and preparation incurred in connection with any matter for which such LLCP Party is or may be entitled to indemnification hereunder; provided, that, if and to the extent that a court of competent jurisdiction finally determines that such LLCP Party is not permitted to be indemnified with respect to such matter under applicable law, the Company shall be entitled to be reimbursement of any expenses so advanced. The Company shall also indemnify each LLCP Party from and against any and all Liabilities and Costs incurred in connection with any claim or action brought to enforce such LLCP Party's rights under this SECTION 1.5, or under applicable law or the Company's Articles of Incorporation or Bylaws now or hereafter in effect relating to indemnification, or for recovery under directors' and officers' liability insurance policies maintained by the Company, regardless of whether such LLCP Party is ultimately determined to be entitled to such indemnification or insurance recovery, as the case may be. If for any reason the foregoing indemnification is not available for any reason or is not sufficient to indemnify and hold the LLCP Parties harmless from all such Liabilities and Costs, then the Company shall contribute to the amount of all such Liabilities and Costs paid or payable by any LLCP Party in such proportion as is appropriate to reflect not only the relative benefits received by the Company, on the one hand, and LLCP, on the other hand, but also the relative fault of each, as well as any other equitable considerations. The Company's reimbursement, indemnity and contribution obligations shall be in addition to any liability the Company may otherwise have at law or under any other agreement, including without limitation, the Purchase Agreement, and such obligations shall extend, upon the same terms, to all LLCP Parties. This
SECTION 1.5 shall survive indefinitely the termination of this Agreement. At any time that an LLCP Representative is serving on the Board, the Company shall maintain in force and effect one or more insurance policies providing at least $10,000,000 in insurance coverage for director liability, including coverage for claims under federal and state securities laws. The Company shall procure within 30 days of the date hereof, and shall thereafter maintain in effect, one or more insurance policies providing at least $10,000,000 in insurance coverage for director liability, including coverage for claims under federal and state securities laws.

2.   TAG ALONG RIGHTS.

     2.1 TAG ALONG RIGHT. Subject to the provisions of SECTION 2.8, in the event that C.E. Bradley, Jr. or any affiliated person or entity controlled by him (a "SELLING HOLDER") receives a bona fide offer from any person or entity (the "BUYER") to purchase any shares of Common Stock from such Selling Holder and such Selling Holder desires to sell or otherwise transfer any such shares of Common Stock pursuant to such bona fide offer, then LLCP shall be given an opportunity to sell or otherwise transfer to the Buyer LLCP's Pro Rata Share (determined in accordance with SECTION 2.2 below) of any shares of Common Stock which the Buyer agrees to purchase (including, for purposes of this Agreement, Warrant Shares) held or beneficially owned by LLCP as provided in this Agreement (the "TAG ALONG RIGHTS").


     2.2 TAR OFFER. At least 15 days prior to the consummation of any sale or other transfer by a Selling Holder of any shares of Common Stock, the Selling Holder shall cause the bona fide offer from the Buyer to purchase or otherwise acquire such Selling Holder's shares to be reduced to writing (the "TAR OFFER") and shall deliver written notice of the TAR Offer, together with a true copy of the TAR Offer (the "TAR NOTICE"), to LLCP (a "TAR SALE"). Each TAR Offer shall require the Buyer to offer to purchase or otherwise acquire from LLCP, at the same time, at the same price and on the same terms as apply to the sale or other disposition by the Selling Holder to the Buyer and according to the terms and subject to the conditions of this Agreement, not less than the number of Warrant Shares held by LLCP as shall be equal to the product of (i) the total number of shares of Common Stock which the Buyer desires to purchase or otherwise acquire, multiplied by (ii) a fraction, the numerator of which is the total number of shares of Warrant Shares held by LLCP (collectively, the "LLCP SHARES") on the date of the TAR Notice and the denominator of which is the total number of shares of Common Stock held on such date by the Selling Holder plus the number of LLCP Shares. Pursuant to SECTION 2.4, the Selling

Holder may then sell to the Buyer the number of shares of Common Stock remaining after the shares of Common Stock to be sold by LLCP are subtracted from the total number of shares of Common Stock which the Buyer desires to purchase or otherwise acquire. For example, if a Buyer offers to purchase 100,000 shares of Common Stock from C. E. Bradley, Jr., and he desires to accept such offer, then the aggregate number of Shares which LLCP shall be entitled to sell to the Buyer upon the exercise of the Tag Along Rights shall be equal to 100,000 multiplied by the number of LLCP Shares divided by the sum of the number of LLCP Shares plus the number of shares of Common Stock held by C.E. Bradley, Jr. In no event shall LLCP be required to make any representation or warranty in connection with the sale to any Buyer other than as to organization and authority of LLCP, title to the shares of Common Stock to be sold by LLCP, and the absence of conflict with laws or material agreements of LLCP.

     2.3 ACCEPTANCE NOTICE. If LLCP desires to accept the TAR Offer with respect to any shares of Common Stock held by LLCP or issuable upon exercise of the Warrant, LLCP shall deliver to the Selling Holder within fifteen (15) days after receipt of the TAR Notice by LLCP, a written notice stating such acceptance of the TAR Offer and setting forth the number of shares of Common Stock that LLCP desires to sell to the Buyer (the "ACCEPTANCE NOTICE"). If LLCP does not deliver an Acceptance Notice to the Selling Holder in accordance with the provisions of this SECTION 2.3, LLCP shall be deemed to have rejected the TAR Offer. The timely delivery of the Acceptance Notice shall constitute LLCP's agreement to sell to the Buyer the lesser of (i) the number of shares of Common Stock which LLCP is entitled to sell to the Buyer pursuant to this SECTION 2 and
(ii) the number of shares of Common Stock which LLCP desires to sell to the Buyer as set forth in the Acceptance Notice. The Acceptance Notice shall also include (i) a written undertaking of LLCP to deliver, at least two business days prior to the expected date of the consummation of such sale or other disposition to the Buyer as indicated in the TAR Notice, such documents (including stock assignments and stock certificates, if any) as shall be reasonably required to transfer the shares of Common Stock to be sold by LLCP to the Buyer pursuant to the TAR Offer and (ii) a limited power-of-attorney authorizing the Selling Holder to transfer such shares to the Buyer pursuant to the terms of the TAR Offer

     2.4 CONSUMMATION. If there is a decrease in the price to be paid by the Buyer for the shares to be purchased from the price set forth in the TAR Offer, which decrease is acceptable to the Selling Holder, or any other material change in terms which are less favorable to the Selling Holder but which are acceptable to the Selling Holder, the Selling Holder shall immediately, but in any event within two (2) business days, notify LLCP of such decrease or other change, and LLCP shall have five (5) business days from the date of receipt of the notice of such decrease to modify the number of shares of Common Stock it will sell to the Buyer, as previously indicated in the applicable Acceptance Notice, or decline the TAR Offer. If the Selling Holder does not complete any proposed sale or other transfer for any reason, the Selling Holder shall immediately return to LLCP all documents (including stock assignments and stock certificates, if any) and powers-of-attorney which LLCP delivered to the Selling Holder pursuant to this SECTION 2 or otherwise in connection with such sale or other transfer.

     2.5 CLOSING. The delivery of the stock certificate by the Selling Holder and LLCP to the Buyer in consummation of the sale of shares of Common Stock pursuant to the terms and conditions specified in the TAR Offer, and the payment by the Buyer to the Selling Holder and LLCP in immediately available funds of that portion of the sale proceeds to which the Selling Holder and LLCP are respectively entitled by reason of their participation in such sale shall occur simultaneously at a closing at the principal office of the Company, or such place as the Buyer and the selling parties may agree, at a time and at a date mutually agreeable to the Buyer and the selling parties.

     2.6 SUBSEQUENT OFFERING. The exercise or nonexercise of the Tag Along Rights by LLCP with respect to any sale or transfer shall not affect adversely the right of LLCP to exercise the Tag Along Rights with respect to any subsequent sale or transfer.

     2.7 PROHIBITED SALE. In the event of any purported sale of shares of Common Stock by C.E. Bradley, Jr. or any affiliated person or entity controlled by him in contravention of this SECTION 2 (a "PROHIBITED TRANSFER"), LLCP shall have the right to (i) require that the Company, or the Company's transfer agent, not enter such transfer on the books and records of the Company or (ii) sell to the Selling Holder the number of shares of Common Stock equal to the number of shares of Common Stock that LLCP could have sold in connection with the sale by the Selling Holder on the following terms and conditions:

               (a) The price per share which such shares are to be sold to such Selling Holder shall be equal to the price per share paid to such Selling Holder by the Buyer of such Selling Holder's shares of Common Stock;

               (b) LLCP shall deliver to such Selling Holder within not more than ten (10) business days after receiving notice from such Selling Holder of the Prohibited Transfer, the certificate or certificates representing the shares of Common Stock to be sold, each certificate being properly endorsed for transfer; and

               (c) Such Selling Holder, upon receipt of the share certificates delivered pursuant to SECTION 2.7(b) above, shall within one (1) business day pay in cash (regardless of the form of consideration paid to such Selling Holder by the Buyer) the purchase price therefor, by wire transfer to such account as directed by LLCP or such other means of payment as is directed by LLCP, and shall reimburse LLCP for any additional expenses, including legal fees and expenses, incurred in effecting such purchase and resale.

     2.8  PERMITTED TRANSFERS.     Notwithstanding the foregoing, the following
transactions shall not be subject to the provisions of this SECTION 2: (i) sales in a public offering registered under the Securities Act of 1933, as amended (the "ACT"); (ii) sales pursuant to Rule 144 or any similar successor rule promulgated under the Act; (iii) sales of shares of Common Stock which do not constitute "restricted securities" as such term is defined in Rule 144(a)(3) to the extent C.E. Bradley, Jr. is not an affiliate of the Company at the time of such sale; (iv) sales effected pursuant to a margin call by a broker holding shares of Common Stock as collateral for a margin account; (v) the pledge of shares pursuant to the terms of a bona fide pledge agreement to secure obligations of C.E. Bradley, Jr., provided that no more than 600,000 shares are subject to pledge at any time (which number shall be reduced by the number of shares sold as permitted by the following clause (vi)); (vi) sales effected by a bona fide pledgee pursuant to the terms of a pledge agreement permitted under the foregoing clause (v); (vii) sales by the estate of the holder to a spouse or other family member ("FAMILY MEMBER") within one year of the holder's death;
(viii) transfers to a trust for the benefit of a Family Member of the transferor, or to an executor, administrator or other personal representative pending distribution to such Family Member or trust; or (ix) by INTER VIVOS transfer to a Family Member of the transferor or to a trust primarily for the transferor's benefit or the benefit of a Family Member of a transferor; provided, however, that the transferee in each of the foregoing clauses (vii),
(viii) and (ix) shall be bound by the provisions of this Agreement with respect to such transferred shares and shall, upon request, execute and deliver to LLCP and the Company an instrument, in form and substance reasonably acceptable to LLCP, agreeing to be bound by the provisions of this Agreement with respect to any future transfer.

     2.9 TERMINATION OF TAG-ALONG-RIGHTS. The Tag-Along-Rights provided for in this Section 2 shall terminate (i) in their entirety at such time as the number of Warrant Shares directly or indirectly held by LLCP is less than two percent (2%) of the number of shares of Common Stock then outstanding and (ii) shall terminate as to sales or other transfers by C.E. Bradley, Jr. at such time as he shall hold less than ten percent (10%) of the number of shares of Common Stock held on the date of this Agreement (including all shares of Common Stock issuable upon the conversion or exercise of all securities held on the date of this Agreement which can be converted into or exercised for shares of Common Stock).

     2.10 REPRESENTATION, WARRANTY AND COVENANT OF C.E. BRADLEY, JR. C.E. Bradley, Jr. shall give LLCP written notice within two (2) days in the event that he acquires, directly or indirectly, any additional shares of Common Stock, which shares shall, upon such acquisition, be legended as required by Section
5.1 (to the extent required to be so legended pursuant to Section 5.1) and shall immediately become subject to the terms and provisions of this Section 2.

3.   RIGHTS UPON ISSUANCE OF ADDITIONAL SECURITIES.

     3.1 RIGHT TO PURCHASE. The Company shall not issue any Common Stock or warrants, rights or options to subscribe for or purchase, or obligations to issue, or other securities exercisable or exchangeable for or convertible into any shares of Common Stock of the Company

("OPTION RIGHTS") without first offering in writing to LLCP the right to purchase at the same price applicable to such issuance (which offer must remain open for a period of at least thirty (30) days) an amount of such newly-issued equity securities equal to LLCP's pro rata share of the newly-issued equity securities such that, if LLCP exercised its right to first refusal in full, its pro rata share would not have changed from its Pro Rata Share (as defined below) prior to such issuance.

     3.2  EXCEPTIONS.    Section 3.1 shall not apply to (i) the issuance of any
equity security by the Company pursuant to a public offering registered under the Act, provided such security is listed at the time of issuance on a recognized national securities exchange or on the NASDAQ National Market, (ii) the issuance of Common Stock upon the exercise or conversion of the Warrant or of any Option Rights (A) which are outstanding as of the date of this Agreement or (B) which are issued after the date of this Agreement in compliance with the provisions of this Section 3, (iii) the issuance of that certain Convertible Subordinated 12.5% Note dated the date hereof in the principal amount of $4,000,000 issued by the Company to SFSC and of that certain Convertible Subordinated 12.5% Note dated the date hereof in the principal amount of $1,000,000 issued by the Company to John G. Poole, and, in each case, the issuance of any securities issued upon the conversion thereof, (iv) the issuance of any Option Rights granted pursuant to the Option Pool (as defined below) or the issuance of Common Stock issued upon the exercise of any such Option Rights or (v) the issuance of any warrant or warrants issued in connection with the agreement with Financial Security Assurance Inc. contemplated by Section 8.6 of the Purchase Agreement, provided the exercise of such warrant or warrants is greater than $3.00 per share, and any shares of Common Stock issued or issuable upon the exercise of any such warrant or warrants.

     3.3  DEFINITIONS.   As used in this Section, the following terms shall have
the meanings indicated:

     (a) "PRO RATA SHARE" as of a specified date shall mean the percentage equal to the fraction, the numerator of which is the number of shares of Common Stock held by LLCP or issuable upon the exercise of Option Rights held by LLCP as of such date and the denominator of which is the sum of (i) the number of shares of Common Stock outstanding as of such date, plus (ii) the number of shares of Common Stock issuable upon the exercise of Option Rights outstanding as of such date (but only to the extent such Option Rights are exercisable as of such date).

      (b) Option Rights granted pursuant to the "OPTION POOL" shall mean any Option Rights to purchase shares of Common Stock granted by the Company, whether before or after the date of this Agreement, to directors, officers and key employees of the Company or of any affiliate of the Company under a plan adopted or to be adopted by the Board or the shareholders of the Company, including, without limitation, the Company's 1991 Stock Option Plan, as amended, and the Company's 1997 Long-Term Incentive Stock Plan, at an exercise price per share that is not less than the fair market value of the shares of Common Stock as of the date of grant, as determined by the Board in good faith and approved (i) in the case of a grant to any officer (other than a senior executive officer) or employee of the Company who is not a member of the Board, by a majority vote of the Board, and (ii) in the case of any grant to a senior executive officer or member of the Board, by the unanimous vote of the members of the Board who are not being granted or receiving such Option
Rights, unless such grant (and the number of shares of Common Stock issuable upon exercise thereof) is consistent with past grants by the Company to such member, in which case by a majority vote of the Board.

     3.4  TERMINATION.   This SECTION 3 shall terminate on the earlier to occur
of (i) the seventh anniversary date of this Agreement and (ii) the date upon which the number of Warrant Shares directly or indirectly held by LLCP is less than five percent (5.0%) of the number of shares of Common Stock outstanding at any time.

4.   COVENANTS OF THE SENIOR OFFICERS.

     4.1 PROTECTION AND USE OF CONFIDENTIAL INFORMATION. Each Senior Officer severally acknowledges and agrees that, in the course of the performance of his duties for the Company he has come into the possession of and will continue to come into possession of confidential information which is valuable to the Company by virtue of the fact that such information is not generally known to the public or to the Company's competitors ("CONFIDENTIAL INFORMATION"). The Confidential Information includes, but is not limited to, trade secrets, business records, vendor lists, dealer lists, information concerning financing sources, information concerning employees, information concerning the Company's products and services, technical data, know how, specifications, processes, computations, development work, business plans, financial projections and other internal financial information, pricing information, information concerning the Company's sales and marketing programs, training materials and computer programs and routines. Each Senior Officer severally agrees that (i) he will not, at any time either during or after his employment with the Company, in any manner, either directly or indirectly divulge, disclose or communicate any Confidential Information to any person, firm or corporation or any other business entity,
(ii) he will not use any Confidential Information for his own benefit or for any other purpose other than for the exclusive benefit of the Company and its subsidiaries, (iii) all Confidential Information is and shall remain the exclusive property of the Company, (iv) upon the termination of his employment with the Company, he will not, without the prior written approval of the Company, keep or remove any books, drawings, documents, records or other written or printed, photographic, encarded, taped, electrostatically or electromagnetically encoded data or information of whatever nature of the Company, and shall immediately return all such material and other Company property in his possession to the Company; provided, however, that foregoing shall not prohibit any Senior Officer from disclosing Confidential Information
(i) to the extent such Senior Officer reasonably believes in good faith that the disclosure of such Confidential Information is in the best interests of the Company or otherwise necessary or appropriate to the effective and efficient discharge of such Senior Officer's duties to the Company or (ii) to the extent such disclosure is required under applicable law or pursuant to the order of a court or other governmental agency.

     4.2 NONSOLICITATION. Each Senior Officer severally agrees that during any period during which he is employed by the Company and for a period of five (5) years after termination of such employment, he shall not, directly or indirectly, either for himself or for any other person or entity, (i) hire or offer employment to or seek to hire or offer employment to, or otherwise engage as an employee or independent contractor (collectively, an "EMPLOYMENT OFFER"), any employee of the Company or any subsidiary of the Company, or any former employee having been employed by the Company or any subsidiary of the Company within one year prior to such Employment Offer, or in any other way interfere with the relationship between the Company or any subsidiary of the Company and any employee of the Company, or (ii) request, advise or encourage any customer, dealer, financing source, client, vendor or other person with whom the Company or any subsidiary of the Company conducts business to withdraw, curtail, reduce or cancel its business with the Company.

5.   MISCELLANEOUS.

     5.1 LEGENDS. Each certificate representing the Shares now or hereafter owned by C.E. Bradley, Jr. shall be endorsed with the following legend:

     THE SALE OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF AN INVESTOR RIGHTS AGREEMENT BY AND AMONG CONSUMER PORTFOLIO SERVICES, INC., LEVINE LEICHTMAN CAPITAL PARTNERS II, L.P., AND THE OTHER PARTIES NAMED THEREIN.
     COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.

Each certificate representing the Shares now or hereafter owned by C.E. Bradley, Sr. or C.E. Bradley, Jr. shall be endorsed with the following legend:

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A VOTING AGREEMENT AS SET FORTH IN AN INVESTOR RIGHTS AGREEMENT BY AND AMONG CONSUMER PORTFOLIO SERVICES, INC., LEVINE LEICHTMAN CAPITAL PARTNERS II, L.P., AND THE OTHER PARTIES NAMED THEREIN. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.

The foregoing notwithstanding, a certificate evidencing Shares which are, as of the date hereof, pledged to a third party need not be legended as provided in this Section 5.1. To the extent the certificate evidencing any Shares bears a legend required by this Section 5.1 and the holder of such certificate desires to pledge such Shares to a third party (and, in the case of C.E. Bradley, Jr., such pledge is permitted by clause (v) of the first sentence of Section 2.8), the Company shall promptly issue a new certificate evidencing the Shares to be so pledged without any legend upon written request of such holder certifying such holder's intent to pledge such Shares (and, in the case of any such request by C.E. Bradley, Jr., certifying that such pledge will not violate clause (v) of the first sentence of Section 2.8). A copy of any such request shall be concurrently provided to LLCP.

     5.2 STOCK TRANSFER RECORDS. The Company shall make appropriate notations in its stock transfer records of the restrictions on transfer provided for in this Agreement and shall not record any transfers of capital stock not made in strict compliance with the terms of this Agreement. The Company acknowledges that any such transfer shall constitute an Event of Default under the Purchase Agreement.

     5.3 SUCCESSORS AND ASSIGNS. The rights and obligations of LLCP under this Agreement shall be freely assignable in connection with any transfer of the Warrant or any portion thereof or of any shares of Common Stock issued upon the exercise thereof in whole or in part; provided, however, that the rights of LLCP under Section 1 of this Agreement may not be assigned except in connection with any such transfer to an affiliate of LLCP. Any assignee of such rights shall be entitled to all of the benefits of this Agreement as if such assignee were an original party hereto. The rights and obligations of the Bradleys hereunder may only be assigned, and shall automatically be assigned, to any person who takes and holds such shares through a private transaction other than one in which a TAR Sale was made or by will or by the laws of descent and distribution. Such persons shall be conclusively deemed to have agreed to and be bound by all the terms and provisions of this Agreement.

     5.4 ENTIRE AGREEMENT. This Agreement and the other agreements referenced herein or furnished pursuant hereto or thereto or in connection herewith or therewith constitute the full and entire agreement and understanding between the parties hereto relating to the subject matter hereof.

     5.5 NOTICES. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if transmitted by telecopier with receipt acknowledged, or upon delivery, if delivered personally or by recognized commercial courier with receipt acknowledged, or upon the expiration of 72 hours after mailing, if mailed by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

          If to LLCP:

               c/o Levine Leichtman Capital Partners, Inc.
               335 North Maple Drive, Suite 240
               Beverly Hills, CA  90210
               Attention:     Arthur E. Levine, President
               Telephone:     (310) 275-5335
               Facsimile:     (310) 275-1441

          If to any assignee of LLCP:

               At such assignee's address as shown on the books of the Company.

          If to the Company:

               Consumer Portfolio Services, Inc.
               16355 Laguna Canyon Road
               Irvine, CA 92618
               Attention:     Charles E. Bradley, Jr., President and
                              Chief Executive Officer
               Telephone:     (949) 753-6800
               Facsimile:     (949) 753-6805

or at such other address or addresses as LLCP, such assignee or the Company, as the case may be, may specify by written notice given in accordance with this
Section 5.5.

     5.6 SEVERABILITY. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.


     5.7 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

     5.8 DESCRIPTIVE HEADINGS, CONSTRUCTION AND INTERPRETATION. The descriptive headings of the several paragraphs of this Agreement are for convenience of reference only and do not constitute a part of this Agreement and are not to be considered in construing or interpreting this Agreement. All section, preamble, recital and party references are to this Agreement unless otherwise stated. No party, nor its counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement, and all provisions of this Agreement shall be construed in accordance with their fair meaning, and not strictly for or against any party.

     5.9 WAIVERS AND AMENDMENTS. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally or by course of dealing, but only by a statement in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

     5.10 REMEDIES. In the event that the Company or any Senior Officer fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, LLCP may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right of LLCP, or to take any one or more of such actions. The Company agrees to pay all fees, costs, and expenses, including without limitation, fees and expenses of attorneys, accountants and other experts retained by LLCP, and all fees, costs and expenses of appeals, incurred or expended by LLCP in connection with the enforcement of this Agreement or the collection of any sums due hereunder, whether or not suit is commenced. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

     5.11 GOVERNING LAW. In all respects, including all matters of construction, validity and performance, this Agreement and the rights and obligations arising hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of California applicable to contracts made and performed in such state, without regard to principles thereof regarding conflicts of laws.

     5.12 WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX COMMERCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSONS AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, AND UNDERSTANDING THEY ARE WAIVING A CONSTITUTIONAL RIGHT, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO, THIS AGREEMENT OR THE TRANSACTIONS COMPLETED HEREBY.



            [THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties have caused this Investor Rights Agreement to be executed and delivered as of the date first above written.

THE COMPANY:                                 LLCP:

CONSUMER PORTFOLIO SERVICES,                 LEVINE LEICHTMAN CAPITAL
INC., a California corporation               PARTNERS, INC., a California
                                             corporation

By: /s/ Charles E. Bradley, Jr.
    ---------------------------                on behalf of LEVINE LEICHTMAN
      Charles E. Bradley, Jr.,                 CAPITAL PARTNERS II, L.P.,
      President and Chief Executive Officer    a California limited partnership


By: /s/ Jeffrey P. Fritz                     By:  /s/ Lauren B. Leichtman
    ----------------------------                  -----------------------------
    Jeffrey P. Fritz,                             Lauren B. Leichtman,
    Senior Vice President and Chief               Chief Executive Officer
    Financial Officer

THE SENIOR OFFICERS:

/s/ Charles E. Bradley, Sr.
------------------------------------
CHARLES E. BRADLEY, SR.

/s/ Charles E. Bradley, Jr.
------------------------------------
CHARLES E. BRADLEY, JR.

/s/ Jeffrey P. Fritz
------------------------------------
 JEFFREY P. FRITZ